                                                               Exhibit 99.6



                       Report of Independent Accountants



To the Directors
 of BEC Funding LLC:


We have reviewed the accompanying balance sheet of BEC Funding LLC as of September 30, 1999 and the related statements of operations for the three and nine-month period ended September 30, 1999, changes in member's equity and cash flows for the nine-month period ended September 30, 1999. These financial statements are the responsibility of management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.




Hartford, Connecticut               PricewaterhouseCoopers LLP
November 15, 1999